Exhibit 2

                                EMEX CORPORATION

                Amended and Restated Secured Grid Accretion Note

                                                              New York, New York
                                                              Date: June 4, 2002

      FOR VALUE RECEIVED, Emex Corporation, a Nevada corporation (the "Company"), with its principal executive office at 12600 West Colfax Avenue, Suite C-500, Lakewood, CO 80215, promises to pay to the order of Thorn Tree Resources LLC, a Delaware limited liability company ("Payee"), with its principal office at 888 Seventh Avenue, Suite 1608, New York, New York 10106, or its registered assigns, the principal amount of the sum of (i) ($10,232,308.25) plus (ii) $5,000,000 (the "Aggregate Advance Amount") or so much thereof as shall be advanced hereafter from time to time by Payee to the Company and not repaid plus (iii) the total of each month's Additional Principal Amount (as defined below) from time to time until payment of the Principal Amount hereof and interest thereon (such principal amount being the sum of clauses (i), (ii) and (iii), being the "Principal Amount"), together with interest on the Principal Amount, on June 4, 2007 (the "Maturity Date"). The Principal Amount and accrued interest thereon are payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Amended and Restated Secured Accretion Note (this "Note") shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with
Section 1 of this Note. On the last Business Day of each month, the aggregate amount of interest that shall have accrued during such month on the Principal Amount then outstanding (such aggregate amount of interest being such month's "Additional Principal Amount") shall be added to the Principal Amount of this Note; provided, however, that no such amounts shall be deemed to be Advances for purposes of calculating the unused portion of the Aggregate Advance Amount.

      This Note amends and restates in their entirety, and refinances and incorporates, the following loans made by Payee to the Company and the following notes each issued by the Company to the order of Payee: (i) the terms of the loans made by Payee to the Company from April to June 2001 in the principal amount of $1,085,040 plus accrued interest to the date of this Note of $74,392.19 (the "June 2001 Loans"); (ii) the Secured Grid Note dated as of October 17, 2001 in the principal amount of $6,000,000 plus accrued interest to the date of this Note of $354,886.06 (the "October Note"); (iii) the Secured Grid Note dated as of January 23, 2002 in the principal amount of $628,000 plus accrued interest to the date of this Note of $16,634.82 (the "January Note");
(iv) the Secured Grid Note dated as of February 11, 2002 in the principal amount of $2,034,100 plus accrued interest to the date of this Note of $39,255.18 (the "February Note"); and (v) the Secured Note dated as of May 1, 2002 in the principal amount of $600,000 (the "May Note" and together with the June 2001 Loans, the October Note, the January Note and the February Note, the "Existing Notes").

      Each payment by the Company pursuant to this Note shall be made without setoff or counterclaim and in immediately available funds.

      Payee, by its acknowledgement hereof hereby advises, on the terms and conditions hereinafter set forth, a line of credit to make advances (each an "Advance", and collectively, the "Advances") to the Company in Payee's Commercially Reasonable Discretion based upon the Budget from time to time on any Business Day during the period from the date hereof until December 31, 2002 in an aggregate amount not to exceed the Aggregate Advance Amount. Each Advance shall be in an amount of $100,000 or an integral multiple of $100,000 in excess thereof. At any time on or prior to December 31, 2002, the Company may request a borrowing from Payee in a principal amount of up to the unused portion of the Aggregate Advance Amount. Each such request for an Advance hereunder shall be made by the President of the Company giving notice to Payee before 11:00 a.m. (New York City time) at least two (2) Business Days prior to the date that the Advance is requested to be made, such notice to set forth: (1) the amount in U.S. dollars of such requested Advance; (2) the account to which the funds of the requested Advance are to be paid; (3) the use to which such funds are to be applied; (4) that no Default has occurred and is continuing; and (5) budget numbers for the applicable period consistent with the Budget.

      NO PROVISIONS HEREOF, AND NO COURSE OF DEALING BY PAYEE IN CONNECTION HEREWITH, SHALL BE DEEMED TO CREATE OR SHALL IMPLY THE EXISTENCE OF ANY COMMITMENT OR OBLIGATION ON THE PART OF PAYEE TO MAKE ADVANCES HEREUNDER, OTHER THAN AS SET FORTH ABOVE. IN FURTHERANCE AND WITHOUT LIMITATION OF THE FOREGOING, PAYEE SHALL NOT MAKE ANY ADVANCES TO THE COMPANY IN EXCESS OF THE AGGREGATE ADVANCE AMOUNT.

      The date and amount of each such Advance and each payment on account of principal thereof may be endorsed by Payee on the grid attached to and made part of this Note, and when so endorsed shall represent evidence thereof binding upon the Company in the absence of manifest error. Any failure by Payee to so endorse shall in no way mitigate or discharge the obligation of the Company to repay any Advances actually made.

      Payee's making of an Advance shall be in Payee's Commercially Reasonable Discretion based upon the Budget and subject to the condition precedent that on the date a request is made for such Advance and on date of the making of such Advance the following statements shall be true: (i) all of the representations and warranties of the Company set forth in this Note or in any other agreement, document or instruments between the Company and Payee are true and correct as if made on and as of such date, (ii) on such date the Company is not in breach of any of its covenants to Payee set forth in this Note or in any other agreement, document or instruments between the Company and Payee, (iii) no Default has occurred and is continuing or would result from such Advance or from the application of proceeds therefrom and (iv) the requested Advance is consistent with the Budget. By making a request for an Advance, the Company shall be deemed to be representing and warranting to Payee that (i) all of the representations and warranties of the Company set forth in this Note or in any other agreement, document or instruments between the Company and Payee are true and correct as of the date of such request as if made on and as of such date, (ii) on such date the Company is not in breach of any of its covenants to Payee set forth in this Note or in any other agreement, document or instruments between the Company and Payee, (iii) no Default has occurred and is continuing or would result from such Advance or from the application of proceeds therefrom and (iv) the requested


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

Advance is consistent with the Budget.

      The Principal Amount and any accrued interest thereon may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.

      The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees, upon the occurrence of an Event of Default (as defined below), to pay to Payee, on demand, all costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

      This Note is secured by an Amended and Restated General Security Agreement dated the date hereof (the "Security Agreement") made by the Company in favor of Payee covering certain collateral (the "Collateral"), all as more particularly described and provided therein, and is entitled to the benefits thereof. The Security Agreement, the Uniform Commercial Code financing statements in connection with the Security Agreement, and any and all other documents executed and delivered by the Company to Payee under which Payee is granted liens on assets of the Company are collectively referred to as the "Security Documents".

      1. Computation of Interest.

            A. Base Interest Rate. Subject to Sections 1.B and 1.C below, the outstanding Principal Amount shall bear interest during each 365 day period hereafter (each, an "Interest Period") at the annual rate (computed on the basis of a year of 365 days for the actual number of days elapsed) of the rate reported as the "prime rate" in the East Coast Edition of the Wall Street Journal as of the first day of each Interest Period (the "Prime Rate") plus four percent (4.0%) per annum.

            B. Penalty Interest. From and after the occurrence of a Default until the earlier of (i) the date upon which such Default has been cured or waived and (ii) payment in full in cash of the Principal Amount, the rate of interest applicable to the Principal Amount then outstanding pursuant to Section 1.A above plus 2.0% per annum; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2.C below.

            C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce the Principal Amount by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to the Principal Amount and Payee had agreed to accept such extra payment as a premium-free prepayment.

      2. Conversion Into Securities.

            A. Conversion. Payee may elect, in its sole discretion, to convert some or all


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of the outstanding Principal Amount and any accrued interest thereon into shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), at a price equal to $2.30 per share of Common Stock (the "Conversion Price"). To the extent all or a portion of the Principal Amount is converted into securities of the Company pursuant to this Section 2, the aggregate outstanding Principal Amount shall accordingly be reduced, and such conversion shall constitute the full discharge of the Principal Amount so converted.

            B. Adjustments. The Conversion Price and the shares of Common Stock are subject to adjustment from time to time as follows, it being understood that the adjustments described below do not modify the restrictions set forth in
Section 3.B of this Note:

            (i) Merger, Sale of Assets, etc. If at any time while any Principal Amount is outstanding there shall be (I) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (II) a merger or consolidation of the Company with or into another Person in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (III) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other Person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that Payee shall thereafter be entitled to receive upon conversion of some or all of the Principal Amount, the number of shares of stock or other securities or property that Payee would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the conversion had been completed immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 2. The foregoing provision of this Section 2(B)(i) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation or other entity that are at the time receivable upon the conversion of some or all of the outstanding Principal Amount of this Note. If the per-share consideration payable to Payee for shares in connection with any such transaction is in a form other than cash or marketable securities, than such consideration must be equal to the fair market value of the Principal Amount converted as determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Note with respect to the conversion and the corresponding rights and interests of Payee after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of some or all of the outstanding Principal Amount of this Note.

            (ii) Reclassification, etc. If the Company, at any time while any portion of the Principal Amount remains outstanding, by reclassification of securities or otherwise, shall change any of the securities as to which conversion rights under this Note exist into the same or a different number of securities of any other class or classes, this Section 2 shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject


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

      to the conversion rights under this Section 2 immediately prior to such reclassification or other change, and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 2.

            (iii) Split, Subdivision or Combination of Shares. If the Company, at any time while any portion of the Principal Amount remains outstanding, shall split, subdivide or combine the securities as to which conversion rights under this Section 2 exist, into a different number of securities of the same class, the Conversion Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

            (iv) Adjustments for Dividends in Stock or other Securities or Property. If while any portion of the Principal Amount remains outstanding, the holders of the Common Stock (including, without limitation, holders of securities which may be converted into Common Stock) at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Section 2 shall represent the right to acquire, in addition to the number of shares of Common Stock receivable upon conversion of some or all of the outstanding Principal Amount, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that Payee would hold on the date of such exercise had it been the holder of record of the shares of Common Stock receivable upon conversion of some or all of the outstanding Principal Amount on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 2, less the portion, if any, of such other or additional stock or other securities or property (other than cash) attributable to shares that were acquired by Payee through conversion of all or a portion of the Principal Amount pursuant hereto and disposed of prior to the record date of the dividend.

            (v) Adjustments for Issuances of Common Stock Below Conversion Price. In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (I) in any of the transactions described in Sections 2.B(ii), 2.B(iii) or 2.B(iv), above, (II) upon exercise of options granted to the Company's officers, directors and employees under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this subsection (v), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 10% of the Common Stock outstanding at the time of any issuance), (III) upon exercise of options, warrants and convertible debentures outstanding as of the date hereof , or conversion of some or all of the outstanding Principal Amount, (IV) to shareholders of any Person which merges into the Company in proportion to their stock holdings of such Person immediately prior to such merger, upon such merger or (V) issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to any


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

      other specific subsection of this Section 2 (without regard to subsection
      (viii) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the Conversion Price, then the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection (vii) below) for the issuance of such additional shares would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

            (vi) Adjustments for Issuances of Convertible Securities Below Conversion Price. In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities (determined as provided in subsection (vii) below) less than the Conversion Price, then the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received (determined as provided in subsection
      (vii) below) for such securities would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

            (vii) Method of Computation. For purposes of any computation respecting consideration received pursuant to subsections (v) and (vi) of this Section 2.B, the following shall apply:

                  (a) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

                  (b) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the current market price thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                  (c) in the case of the issuance of securities convertible into
            or


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

            exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this subsection (vii)).

            (viii) Required Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $.01 in such price; provided, however, that any adjustments which by reason of this subsection (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this
      Section 2 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

            (ix) Adjustment of Number of Shares of Common Stock. Whenever the Conversion Price is adjusted pursuant to Section 2.B(iii), 2.B(v) and 2.B(vi) above, the number of shares of Common Stock acquired upon conversion of some or all of the outstanding Principal Amount shall be adjusted by multiplying such number of shares of Common Stock by a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment and the denominator of which is the Conversion Price immediately after such adjustment.

            (x) Other Adjustments. In case any event shall occur as to which the other provisions of this Section 2 are not strictly applicable but as to which failure to make any adjustment would not fairly protect the exercise rights represented by this Section 2 in accordance with the essential intent and principles hereof then, in each such case, Payee may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which firm shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the exercise rights represented herein. Upon receipt of such opinion, the Company will promptly mail a copy thereof to Payee and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company.

      3. Covenants of the Company.

            A. Affirmative Covenants. The Company covenants and agrees that, so long as all or any portion of the Principal Amount shall be outstanding, it will perform the obligations set forth in this Section 3.A:

            (i) Taxes and Levies. The Company (and each of its subsidiaries) will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a Lien (as defined below) upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and


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

      discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

            (ii) Maintenance of Existence. The Company (and each of its subsidiaries) will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its subsidiaries, (b) the rights and remedies of Payee under this Note or
      (c) the ability of the Company to perform its obligations under this Note (a "Material Adverse Effect");

            (iii) Maintenance of Property. The Company (and each of its subsidiaries) will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

            (iv) Insurance. The Company (and each of its subsidiaries) will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other public liability insurance and insurance as is usually carried by similar corporations;

            (v) Books and Records. The Company (and each of its subsidiaries) will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of Payee or its agents;

            (vi) Notice of Certain Events. The Company (and each of its subsidiaries) will give prompt written notice (with a description in reasonable detail) to Payee of:

                  (a) the occurrence of any Default;

                  (b) the occurrence of any litigation, arbitration or
            governmental investigation or proceeding not previously disclosed by the Company to Payee in writing which has been instituted or, to the knowledge of the Company, is threatened, against the Company or any of its subsidiaries or to which any of their respective properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

                  (c) the occurrence of any other circumstance which has a
            reasonable likelihood of having a Material Adverse Effect;

                  (d) any material development which shall occur in any
            litigation, arbitration or governmental investigation or proceeding previously disclosed by the Company to Payee;

                  (e) the taking of any corporate action intended to commence, negotiate or arrange for a public or private offering of the Company's debt or equity securities; and

                  (f) the delivery of any notice effecting the acceleration of any Indebtedness of the Company or any of its subsidiaries in excess of $50,000;

            (vii) Other Obligations. The Company will, and will cause each of its subsidiaries to, maintain all of its obligations in whatever manner incurred, including, but not limited to, obligations for borrowed money or for services or goods purchased, in a current status;

            (viii) Compliance with Laws. The Company will, and will cause each of its subsidiaries to, comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders and maintain all licenses and permits necessary for the conduct of its business as currently conducted and contemplated to be conducted;

            (ix) Financial Information. The Company will deliver to Payee:

                  (a) Within 105 days after the close of each fiscal year of the
            Company, copies of (1) the balance sheet of the Company as of the end of such fiscal year, (2) statements of income of the Company for such fiscal year, and (3) statements of cash flow and stockholders' equity of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous annual period, including notes thereto for the foregoing, all in reasonable detail, prepared in accordance with GAAP consistently followed throughout the periods involved and certified by a firm of independent certified public accountants selected by the Company and reasonably satisfactory to Payee, provided, however, alternatively, that the Company may satisfy the requirements of this Section 3.A(ix)(a) by delivering to Payee a copy of the Company's report on Form 10-K or 10-KSB for such fiscal year promptly after the filing of the same with the United States Securities and Exchange Commission (the "SEC") and in any event within 105 days after the close of the applicable fiscal year;

                  (b) Within 60 days after the close of each fiscal quarter of the Company, copies of (1) the balance sheet of the Company as of the end of such fiscal quarter, (2) statements of income of the Company for such fiscal quarter, and (3) statements of cash flow of the Company for such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal quarter, for the year to date and for the comparable periods in the preceding year, all in reasonable detail, prepared in accordance with GAAP consistently followed throughout the periods involved and certified in writing by the principal financial officer of the Company as fairly presenting the financial position and results of operations of the Company for the fiscal quarter indicated, subject to year-end audit adjustment, provided, however, alternatively, that the Company may satisfy the requirements of this
            Section 3.A(ix)(b) by delivering to Payee a copy of the Company's report on Form 10-Q or 10-QSB for such fiscal quarter promptly after the filing of the same with the SEC and in any event within 60 days after the close of the applicable fiscal quarter; and

                  (c) Promptly upon, and in any event within 10 days after,
            their becoming available, a copy of (1) all reports, proxy statements, financial statements and other materials delivered or sent by the Company to its directors or stockholders and (2) all management letters reviewing the Company's accounting and control procedures that the Company receives from its independent certified public accountants. If for any period the Company shall have any subsidiary or subsidiaries whose accounts are consolidated with those of the Company, then the financial statements delivered for such period pursuant to the foregoing clauses (a) and (b) shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries;

            (x) Executive Hiring. The Company shall give notice to Payee of the employment of any executives by the Company.

            (xi) Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) in a manner consistent with the Budget or otherwise to provide working capital for the Company and its subsidiaries.

            B. Negative Covenants. The Company covenants and agrees that, so long as all or a portion of the Principal Amount shall be outstanding, it will perform the obligations set forth in this Section 3.B:

            (i) Liquidation, Dissolution. The Company will not, and will not permit any of its subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except that, so long as no Default shall have occurred and be continuing or would occur as a result thereof, any wholly-owned subsidiary of the Company may merge with or into another wholly-owned subsidiary of the Company or with or into the Company (so long as the Company is the surviving corporation);

            (ii) Sales of Assets. The Company will not, and will not permit any of its subsidiaries with respect to their assets and properties to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any Person, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of:

                  (a) capital goods which are obsolete or have no remaining
            useful life; and

                  (b) finished goods inventories;

            (iii) Redemptions. The Company will not purchase, redeem or retire or make any dividend or distribution on account of any outstanding equity and/or debt securities of the Company (or its subsidiaries), other than splitups or reclassifications of such capital stock into additional or other shares of capital stock;

            (iv) Indebtedness. Neither the Company nor any of its subsidiaries will hereafter create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, except for:

                  (a) Indebtedness hereunder;

                  (b) any promissory note (other than this Note) issued by the
            Company to Payee after the date hereof (the "Additional Notes");

                  (c) Indebtedness secured by Liens permitted by clause (v)(a)
            of this Section 3.B not to exceed, together with Indebtedness incurred pursuant to clause (d) of this Section 3.B(iv), in the aggregate at any time outstanding the sum of (x) the amounts set forth in the Budget and (y) $200,000;

                  (d) Indebtedness in respect of capitalized leases entered into by the Company with an entity that is not an affiliate of the Company not to exceed, together with Indebtedness incurred pursuant to clause (c) of this Section 3.B(iv), in the aggregate at any time outstanding the sum of (x) the amounts set forth in the Budget and
            (y) $200,000;

                  (e) trade payables incurred in the ordinary course of
            business;

                  (f) Indebtedness, the proceeds of which are concurrently used to prepay in full the outstanding Advances and all unpaid and accrued interest thereon and all other amounts payable hereunder; and

                  (g) Indebtedness existing on the date hereof and owed to
            American National Bank and extensions and renewals of such Indebtedness which do not increase the principal amount thereof or extend to any other properties;

            (v) Liens. The Company will not, and will not permit its subsidiaries to, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens granted to secure Indebtedness not to exceed the amount specified in Section 3.B(iv)(c) incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                  (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (c) Liens of carriers, warehousemen, mechanics, materialman and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (d) Liens (other than Liens arising under the Employee
            Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (e) judgment Liens in existence less than 30 days after notice of the entry thereof is forwarded to the Company or with respect to which execution has been stayed;

                  (f) ground leases in respect of real property on which
            facilities owned or leased by the Company or any of its subsidiaries are located;

                  (g) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its subsidiaries taken as a whole;

                  (h) any interest or title of a lessor secured by a lessor's interest under any lease of real property on which facilities owned or leased by the Company or any of its subsidiaries are located;

                  (i) Liens securing the Indebtedness evidenced by this Note and the Additional Notes;

                  (j) Existing mortgages as of the date hereof on gas and oil properties of the Company in Utah and Wyoming securing borrowings permitted by Section 3.B(iv)(g);

            (vi) Investments. The Company will not, and will not permit any of its subsidiaries to, purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other Person or permit to exist any loans or advances for such purposes except for investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000, provided, however, that this Section 3.B(vi) shall not be deemed to prohibit the creation by the Company of any entity for the purpose of holding, exploring or developing mineral properties with any independent third party partner reasonably acceptable to Payee;

            (vii) Transactions with Affiliates. The Company will not, and will not permit any of its subsidiaries to, enter into any transaction (excluding this Note, the Additional Notes and the Security Documents), including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any Person affiliated with the Company or any of its subsidiaries (including officers, directors and shareholders owning five percent (5%) or more of the Company's outstanding capital stock), except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other Person not affiliated with the Company and, where the transaction is valued in excess of $50,000, with the prior written consent of Payee;

            (viii) Issuance of Securities. Except (1) as expressly allowed pursuant to this Note, and (2) for the issuance of options (and the shares of Common Stock underlying such options upon exercise) approved by the board of directors of the Company prior to the date hereof, the Company will not, and will not permit its subsidiaries to, without the prior written consent of Payee, issue any securities of the Company;

            (ix) Additional Negative Covenants. Without the prior written consent of Payee, neither the Company nor any of its subsidiaries shall:

                  (a) commit any new capital expenditures in a manner
            inconsistent with the Budget; and

                  (c) settle any material litigation against the Company,
            including the stockholders' class action suits currently pending against the Company;

            (x) Change in Nature of Business. The Company shall not make, or permit any of its subsidiaries to make, any material change in the nature of its business as carried on at the date hereof;

            (xi) Amendments of Constitutive Documents. The Company shall not amend, or permit any of its subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner which could impair the rights and remedies of Payee under this Note, or the ability of the Company to perform its obligations under this Note;

            (xii) Accounting Changes. The Company shall not make or permit, or permit any of its subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP, or
      (ii) its fiscal year;

            (xiii) Prepayments, etc., of Indebtedness. The Company shall not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except the prepayment of the Advances and all unpaid and accrued interest thereon and all other amounts payable hereunder in accordance with the terms of this Note, or permit any of its subsidiaries to do any of the foregoing other than to prepay any Indebtedness payable to the Company;

            (xiv) Negative Pledge. The Company shall not enter into or suffer to exist, or permit any of its subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of Payee or (ii) in connection with (A) any purchase money Indebtedness permitted by Section 3.B(iv)(c) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness or (B) any capitalized Lease permitted by Section 3.B(iv)(d) solely to the extent that such capitalized lease prohibits a Lien on the property subject thereto.

            (xv) Partnerships, etc. Except to the extent permitted by Section 3.B(vi), the Company shall not become a partner or member in any general or limited partnership or joint venture, or permit any of its subsidiaries to do so.

            (xvi) Speculative Transactions. The Company shall not engage, or permit any of its subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.

            (xvii) Formation of Subsidiaries. The Company shall not organize or invest, or permit any subsidiary to organize or invest, in any new subsidiary except as permitted under Section 3.B(vi).

            (xviii) Payment Restrictions Affecting Subsidiaries. The Company shall not directly or indirectly, enter into or suffer to exist, or permit any of its subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Company or any subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except this Note.

      4. Events of Default.

            If any of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) (each, an "Event of Default"):

            (i) Non-Payment of Obligations. The Company fails to make any payment of the principal of this Note after the same shall become due and payable (whether by acceleration or otherwise) or shall fail to pay accrued interest on this Note after the same shall become due and payable (whether by acceleration or otherwise) or shall fail to pay any other amount in excess of $25,000 under this Note within five (5) Business Days after the same shall become due and payable (whether by acceleration or otherwise);

            (ii) Non-Performance of Certain Covenants. The Company shall default in the due observance or performance of any covenant set forth in Section 3.A(ii), (vi) or (xi) or 3.B;

            (iii) Non-Performance of Other Covenants. The Company shall default in the due observance or performance of any other covenant set forth in this Note, the Additional Notes, the Security Documents, the Warrants to purchase Common Stock issued to Payee or the Warrant Agreement and such default shall remain unremedied for five (5) Business Days after the earlier of notice from Payee and an officer of the Company becoming aware of such default;

            (iv) Bankruptcy, Insolvency, etc. The Company (or any of its subsidiaries) shall:

                  (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due (provided, that financial statement book value shall not be considered in determining insolvency for the purposes of this
            Section 4(iv)(a));

                  (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

                  (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

                  (d) permit or suffer to exist the commencement of any
            bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief, provided no default shall be deemed to have occurred if the Company acts to procure the dismissal or discontinuance of any such case or proceeding within thirty (30) days after its commencement; or

                  (e) take any corporate or other action authorizing, or in
            furtherance of, any of the foregoing;

            (v) Cross- Default. The Company or any of its subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of the Company or such subsidiary (as the case may be) that is outstanding in a principal amount of at least $250,000 either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof;

            (vi) Monetary Judgments. A judgment which, with other such outstanding judgments against the Company and its subsidiaries (in each case to the extent not covered by insurance), exceeds an aggregate of $500,000, shall be rendered against the Company or any subsidiary and, within 30 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged;

            (vii) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any the Company or any of its subsidiaries that could be reasonably likely to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

            (viii) Representations and Warranties. Any representation or warranty made by the Company (or any of its officers) under or in connection with this Note, the Additional Notes, the Security Documents, the Warrants to purchase Common Stock issued to Payee or the Warrant Agreement shall prove to have been incorrect in any material respect when made;

            (ix) Security Documents/ Agreements with other Creditors. Any Security Document shall cease to create a valid and perfected Lien (subject to Permitted Liens) (as defined in the Security Documents) in and to any material Collateral (as defined in the Security Documents), the Security Documents or any subordination or intercreditor agreement executed by another creditor of the Company for the benefit of Payee shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the party thereto, or the party thereto shall deny it has any further liability or obligation under such document, or the party thereto shall fail to perform any of its obligations under such document;

then, and in any such Event of Default, Payee may, by notice to the Company, take any or all of the following actions, without prejudice to the rights of Payee to enforce its claims against the Company: (1) declare the principal of and any accrued interest and all other amounts payable under this Note to be due and payable, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, (2) proceed to enforce or cause to be enforced any remedies provided under any of the Security Documents, and (3) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note; provided, that upon the occurrence of any Event of Default referred to in Section 4(iv) then (without prejudice to the rights and remedies specified in clause (4) above) automatically, without notice, demand or any other act by Payee, the principal of and any accrued interest and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. No remedy conferred in this Note upon Payee is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereinafter existing at law or in equity or by statute or otherwise.

      5. Representations and Warranties. To induce Payee to make Advances to the Company, the Company represents and warrants to Payee that:

            (i) the Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to make, deliver and perform this Note, except where the failure to so be in good standing could not be reasonably likely to have a Material Adverse Effect;

            (ii) the execution, delivery and performance by the Company of this Note have been duly authorized by all necessary corporate action and do not and will not violate or conflict with its charter or by-laws or any law, rule, regulation or order binding on the Company or any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company or any of its subsidiaries, except where such conflict or violation could not be reasonably likely to have a Material Adverse Effect;

            (iii) this Note has been duly executed and delivered by an authorized officer of the Company and constitutes a legal, valid, binding and enforceable obligation of the Company;

            (iv) no authorization, consent, approval, license, exemption of or filing or registration with, any court or government or governmental agency is or will be necessary to (a) the valid execution, delivery or performance by the Company of this Note, (b) the grant by the Company of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents or (d) the exercise by Payee of its right and remedies under this Note and the Security Documents; and

            (v) other than as previously disclosed in writing to Payee and the stockholder class actions currently pending against the Company, there are no pending or, to the knowledge of the Company, threatened actions, suits or proceedings against or affecting the Company by or before any court, commission, bureau or other governmental agency or instrumentality, which, individually or in the aggregate, if determined adversely to the Company, could be reasonably likely to have a Material Adverse Effect on the Company or any of its subsidiaries.

      6. Amendments and Waivers.

            A. Waivers, Amendments, etc. (i) The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and Payee.

            (ii) No failure or delay on the part of Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

            (iii) To the extent that the Company makes a payment or payments to Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

            (iv) After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to Payee a copy thereof.

      7. Certain Definitions.

            "Budget" means a budget developed by management of the Borrower and approved by the Borrower's board of directors and reasonably acceptable to Payee.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City.

            "Commercially Reasonable Discretion" means the commercially reasonable discretion of Payee or any financing source for Payee, it being understood that it shall be a valid exercise of Payee's Commercially Reasonable Discretion if Payee does not receive funds from its financing source in an amount sufficient to make the requested Advance.

            "Default" means an Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Indebtedness" of any Person means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under capitalized leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (h) all obligations of such Person in respect of hedge agreements, (i) all obligations, contingent or otherwise, of such Person for production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (j) all guarantees and other contingent obligations of such Person and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

            "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      8. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or Payee shall bind and inure to the benefit of its successors and permitted assigns of the Company and Payee, respectively. Notwithstanding the foregoing, the Company may not assign its rights or obligations under this Note or the Security Documents without the prior written consent of Payee.

            B. Final Agreement. This Note, when executed by the Company, supersedes any prior oral or written communication or agreement between the Company and Payee relating to the subject matter hereof.

            C. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York and the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Note or any transaction contemplated hereby.

            D. Execution in Counterparts. This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Note by telecopier shall be effective as delivery of an original executed counterpart of this Note.

            E. Waiver of Jury Trial. PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF PAYEE OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR PAYEE'S PURCHASING THIS NOTE.

            IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by a duly authorized representative of the Company.

                                                   EMEX CORPORATION


                                                   By:  /s/ Walter W. Tyler
                                                      ---------------------
                                                      Name: Walter W. Tyler
                                                      Title: President

ACKNOWLEDGED AS OF THE
DATE FIRST ABOVE WRITTEN:

THORN TREE RESOURCES LLC


By: /s/ David H. Peipers
    ----------------------
    Name: David H. Peipers
    Title: Manager

                         LOANS AND PAYMENTS OF PRINCIPAL

================================================================================
                                        Amount of       Balance of
                         Amount of   Principal Paid       Unpaid
  Date       Loan No.     Loan ($)         ($)         Principal ($)    Notation
================================================================================

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